Exhibit 2.0 Purchase and Sale Agreement between Zkid Network Company and USURF Communications, Inc. dated May 26, 2004


                            ASSET PURCHASE AGREEMENT



                                TABLE OF CONTENTS

                                                                            Page

Article I Definitions..........................................................1

Article II Purchase And Sale Of Assets.........................................2
         2.1      Acquisition of Assets........................................2
                  ---------------------
         2.2      Liabilities Not Assumed......................................2
                  -----------------------
         2.3      Liabilities Assumed..........................................3
                  -------------------
         2.4      Closing......................................................3
                  -------
         2.5      Closing Documents............................................3
                  -----------------
         2.6      Further Assurances...........................................4
                  ------------------

Article III Representations And Warranties Of Seller...........................4
         3.1      Organization and Authority...................................4
                  --------------------------
         3.2      Title to and Transfer of Assets..............................4
                  -------------------------------
         3.3      Approvals and Consents.......................................4
                  ----------------------
         3.4      Conflicting Agreements.......................................4
                  ----------------------
         3.5      No Violation of Any Instrument...............................4
                  ------------------------------
         3.6      Corporate Authorization......................................4
                  -----------------------
         3.7      Intellectual Property........................................5
                  ---------------------
         3.8      Taxes........................................................5
                  -----
         3.9      Litigation and Government Claims.............................5
                  --------------------------------
         3.10     Financial Information........................................5
                  ---------------------
         3.11     Insurance Notices............................................6
                  -----------------
         3.12     Compliance with Laws.........................................6
                  --------------------
         3.13     Employee Benefit Plans.......................................6
                  ----------------------
         3.14     Labor Relations..............................................6
                  ---------------
         3.15     Relationships with Affiliates and Others.....................6
                  ----------------------------------------
         3.16     Agreements & Relationships...................................6
                  --------------------------
         3.17     Accuracy of Information Furnished............................7
                  ---------------------------------
         3.18     Investment Intent............................................7
                  -----------------
         3.19     Review of PURCHASER Information..............................7
                  -------------------------------
         3.20     Restrictive Legend...........................................7
                  ------------------

Article IV representations and warranties of Purchaser.........................7
         4.1      Organization and Qualifications; Subsidiaries................7
                  ---------------------------------------------
         4.2      Capitalization of PURCHASER and its Subsidiaries.............8
                  ------------------------------------------------
         4.3      Authority Relative to this Agreement.........................8
                  ------------------------------------
         4.4      Financial Statements.........................................8
                  --------------------
         4.5      SEC Reports..................................................9
                  -----------
         4.6      Consents and Approvals: No Violations........................9
                  -------------------------------------
         4.7      No Default...................................................9
                  ----------
         4.8      No Undisclosed Liabilities, Absence of Changes...............9
                  ----------------------------------------------
         4.9      Litigation..................................................10
                  ----------
         4.10     Compliance with Applicable Law..............................10
                  ------------------------------
         4.11     Employee Benefit Plans; Labor Matters.......................10
                  -------------------------------------
         4.12     Environmental Laws and Regulations..........................10
                  ----------------------------------
         4.13     Taxes.......................................................11
                  -----

         4.14     Intellectual Property; Software.............................12
                  -------------------------------
         4.15     Certain Business Practices..................................12
                  --------------------------
         4.16     Vote Required...............................................12
                  -------------
         4.17     Brokers.....................................................12
                  -------

Article V Covenants...........................................................13
         5.1      Conduct of Business Pending Closing.........................13
                  -----------------------------------
         5.2      Use of Business for Seller's Customers......................12
                  --------------------------------------
         5.3      Access and Information......................................12
                  ----------------------
         5.4      Public Announcements........................................13
                  --------------------
         5.5      Payment of Obligations Not Assumed..........................13
                  ----------------------------------

Article VI Indemnification And Certain Remedies...............................13
         6.1      Indemnification by Seller...................................13
                  -------------------------
         6.2      Indemnification by Purchaser................................14
                  ----------------------------
         6.3      Specific Performance........................................14
                  --------------------
         6.4      Survival of Representations and Warranties..................14
                  ------------------------------------------
         6.5      Nonexclusive Remedies.......................................14
                  ---------------------

Article VII Termination.......................................................14
         7.1      Termination for Failure to Close............................14
                  --------------------------------
         7.2      Termination by Mutual Consent...............................14
                  -----------------------------
         7.3      Termination by Seller.......................................14
                  ---------------------
         7.4      Termination by Purchaser or PURCHASER.......................15
                  -------------------------------------
         7.5      Effect of Termination.......................................15
                  ---------------------

Article VIII Dispute Resolution...............................................15
         8.1      Agreement to Use Procedure..................................15
                  --------------------------
         8.2      Initiation of Procedure.....................................15
                  -----------------------
         8.3      Mediation...................................................15
                  ---------
         8.4      Arbitration.................................................15
                  -----------
         8.5      Confidentiality.............................................15
                  ---------------

Article IX Miscellaneous......................................................16
         9.1      Expenses....................................................16
                  --------
         9.2      Reliance....................................................16
                  --------
         9.3      Notice......................................................16
                  ------
         9.4      Successors and Assigns......................................16
                  ----------------------
         9.5      Governing Law...............................................16
                  -------------
         9.6      Amendment...................................................16
                  ---------
         9.7      Severability................................................17
                  ------------
         9.8      Confidentiality.............................................17
                  ---------------
         9.9      Headings....................................................17
                  --------
         9.10              Entire Agreement...................................17
                           ----------------
         9.11              Counterparts.......................................17
                           ------------

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement is entered into by and between ZKID Network, Inc., a Nevada corporation ("ZKID" or "Purchaser"), USURF Communications, Inc., a Colorado corporation ( "Seller") - Purchaser and Seller are collectively referred to as the "Parties" - and is effective April 15, 2004 (the "Effective Date").

                                    Recitals

     WHEREAS, Purchaser desires to purchase the software-related assets of Seller used or useful in or relating to Seller's child-safety software business including all products and Internet properties listed under its website http://www.MomsandDads.com and all hard assets related to the operation of such site and software business (hereafter referred to as the "Business") in accordance with this Agreement; and

     WHEREAS, Seller desires to sell such Assets to Purchaser in exchange for consideration consisting of shares of restricted ZKID common stock;

     THEREFORE, in consideration of the foregoing and of the mutual covenants contained in this Agreement, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   Article I
                                   Definitions

     The following terms used in this Agreement shall have the following meanings, unless otherwise expressly provided herein or unless the context requires otherwise:

     "Agreement" shall mean this Asset Purchase Agreement and all exhibits (hereby incorporated by reference) or amendments hereto.

     "Customer" or "Customers" shall mean subscribers to Seller's products.

     "Knowledge" or "best of the knowledge" shall mean, with respect to (as a qualification of) a Party's representations and warranties herein, the following: (i) with respect to an individual, such individual's present consciousness and recollection of the facts set forth in or underlying each such representation or warranty, and his investigation of matters for the purpose of the transactions contemplated by this Agreement, in each case as a reasonable prudent person; and (ii) with respect to an entity, its management's actual and present consciousness and recollection of the facts underlying each such representation and warranty, assuming the performance by each member of such entity's management of all managerial obligations in the business and operations of the entity and such member's investigation of matters for the purpose of the transactions contemplated by this Agreement, in each case as a reasonably prudent person.

     "Securities Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations of the Securities and Exchange Commission promulgated thereunder, as such shall then be in effect.

     "ZKID Stock" shall mean the shares of $.0001 par value common stock issued by ZKID in connection with and pursuant to this Agreement.

                                   Article II
                           PURCHASE AND SALE OF ASSETS

  2.1    Acquisition of Assets.
         ---------------------

         (a) Assets. Subject to the terms and conditions stated in this Agreement, Seller hereby sells, and Purchaser hereby acquires, all of the assets identified on the attached Exhibit A. The items sold and purchased pursuant to this Agreement are collectively referred to as the "Assets." In addition to the assets reflected on Exhibit A, the Assets shall include:

              (i) all of Seller's copyrights, trademarks, trade names or other trade designations used in or for the Business, along with the associated goodwill;

              (ii)   contracts and agreements necessary to operate the business;

              (iii) all rights in any data processing systems and equipment used in the Business, including operations manuals, computer hardware, software, databases and related documentation;

              (iv) all of Seller's data and know-how of any kind relating to the Business;

              (v)    all of Seller's lists of customers of the Business;

              (vi)   all other intangible properties and assets of the Business;

              (vii) all accrued, asserted or unasserted claims of Seller against third parties relating to the Business;

              (viii) all prepaid  expenses and deposits of or for the  Business;
                     and

              (ix) all books and records of any kind and form related to any of the foregoing.

         (b) Purchase Price. As full consideration for the Assets and for the non-competition agreement of Seller set forth in this Agreement (the "Non-competition Agreement"), Purchaser shall, at the Closing (as defined below) issue to Seller 4,000,000 shares of restricted ZKID common stock (the "Shares" or the "Purchase Price"). The purchase price assumes a market price of $0.15 per share for ZKID common stock, or a total market value of $600,000. In the event the trailing 10-day weighted average stock price falls below $0.20 prior to the Closing Date, Purchaser shall issue additional shares of restricted ZKID common stock to the Seller such that the aggregate market value of ZKID common stock maintains a $ 600,000 purchase price at closing.

                  The Shares shall be fully paid and nonassessable, yet shall be unregistered and restricted pursuant to SEC Rule 144. When such shares are eligible for registration pursuant to SEC Rule 144 (twelve months following their issuance - the "Registration Date"), Purchaser shall guarantee the market value of such shares to be worth at least the same $600,000 as follows: If the 10-day weighted average closing prior to the Registration Date is below $0.15 per share, Purchaser shall issue to Seller additional shares of ZKID common stock (the "Guarantee Shares") such that the market value of the Guarantee Shares AND the original Shares issued herein equals $600,000. The Purchaser shall execute the Registration Rights Agreement in the form attached hereto as Exhibit B with respect to the Guarantee Shares (if any) at the Closing.

   2.2 Liabilities Not Assumed. Purchaser does not assume, and shall not be responsible for, the payment, performance, or discharge of any liabilities or obligations of Seller, whether now existing or hereafter arising. Without limiting the intent and effect of the preceding sentence, Seller, and not

Purchaser, shall be responsible for (i) any and all liabilities, responsibilities, expenses and obligations relating to the Business (or any part thereof) incurred, accruing, or arising before the Effective Date, even if not asserted until on or after the Effective Date.

   2.3 Liabilities Assumed. Purchaser shall pay, perform and discharge, and Seller shall not be responsible for, all of the liabilities related to the conduct of the Business by Purchaser on and after the Effective Date, including without limitation:

         (a) All federal and state tax liabilities associated with the income of Purchaser as the result of Purchaser's operation of the Business;

         (b)      All trade payables of the Business; and

         (c)      Seller's data center lease with Fortrust, Inc.

   2.4 Closing. The closing of the transaction contemplated by this Agreement (the "Closing") shall take place at 1 p.m. MDT on Monday, May 31, 2004, or at such other time and date as shall be fixed by agreement of the Parties (the "Closing Date").

   2.5 Closing Documents and Conditions to Close. Before the Closing, each Party shall prepare, and at the Closing, the Parties shall execute and deliver, each document and condition required by this Agreement to be so executed and delivered.

         (a) Seller's Obligations. At the Closing, Seller shall deliver or satisfy:

                  (i) a Bill of Sale in a form acceptable to Purchaser, dated and effective as of the Effective Date;

                  (ii) all passwords, instructions and codes necessary to access all servers and workstations containing source code of Seller's products and its customer database;

                  (iii) acknowledgements of assignment pertaining to all distribution or reseller agreements, duly executed by each provider, and in a form acceptable to Purchaser;

                  (iv) all other required consents, approvals, or releases from third parties and/or shareholders or directors;

         (b) Purchaser's Obligations. At the Closing, Purchaser shall deliver:

                  (i) The greater of 3,000,000 shares or the number of shares representing $600,000 of ZKID restricted (pursuant to SEC Rule 144) common stock issued in the name of the Seller pursuant to Section 2.1 (b) above;

                  (ii) a copy of the resolution adopted by the Board of Directors of Purchaser authorizing and approving the transaction contemplated by this Agreement;

                  (iii) the Registration Rights Agreement in the form of Exhibit B executed by Purchaser;

                  (iv) the opinion of ZKID's legal counsel that the Shares, when issued in accordance with the terms of this Agreement, are validly issued, fully paid and non-assessable.

   2.6 Further Assurances. After the Closing, the Parties shall execute and deliver such additional documents and take such additional actions as may reasonably be deemed necessary or advisable by any Party to consummate the transaction contemplated by this Agreement and to vest more fully in Purchaser the ownership of the Business and Assets transferred and conveyed pursuant to this Agreement, or intended to be so transferred.

                                  Article III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

   Seller represents and warrants to Purchaser, as of the Effective Date, the following:

   3.1 Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Seller has all requisite corporate power and authority, governmental permits, consents, authorizations, registrations, licenses and memberships (collectively, "Permits") necessary to own its property, including the Assets, and to carry on the Business in the places where such properties are owned or such Business is conducted. Each of such Permits and Seller's rights with respect thereto is valid, in full force and effect, and enforceable by Seller. Seller is in compliance in all material respects with the terms of such Permits. None of such Permits have been or, to the knowledge of Seller, are threatened to be revoked, canceled, suspended or modified.

   3.2 Title to and Transfer of Assets. On the Effective Date, Seller has valid title to the Assets and owns the Assets free and clear of any encumbrances.

   3.3 Approvals and Consents. Seller represents and warrants that all contracts included in the Assets are assignable (or if not assignable, that the consents necessary to assign such contracts will have been obtained as of the Closing) and will remain in full force and effect after the Closing, that Seller is not in breach of any of such contracts and that the consummation of the transaction contemplated by this Agreement will not constitute a breach or an event of default under any of such contracts. No authorization, consent, permit, license or approval of, or declaration, registration of filing with, any person or entity (including any governmental authority), other than those already obtained in writing, is required as a condition to the execution, delivery or performance by Seller of this Agreement or any other document executed by Seller in connection with this Agreement or the consummation of the transaction contemplated hereby.

   3.4 Conflicting Agreements. Neither the execution nor the performance of this Agreement or any other document executed by Seller in connection with the transaction contemplated by this Agreement will result in any breach, violation of, or conflict with, or constitute a default under any contract or agreement to which the Seller is a party, or result in the termination or acceleration or maturity of, or result in the imposition of, any lien, claim, obligation, or encumbrance upon any of the Assets.

   3.5 No Violation of Any Instrument. Seller is not in violation of or in default under, nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim, or encumbrance upon any property or asset of Seller pursuant to, its Articles of Incorporation or Bylaws, or any note, bond indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, judgment, order, injunction or decree to which it is a party, by which it is bound or to which any of the Assets or the Business are subject.

   3.6 Corporate Authorization. Seller has the corporate power and authority to execute and deliver this Agreement and all other documents executed in connection therewith and to perform the obligations imposed by this Agreement and all such other documents. All corporate action on the part of Seller and its officers and directors necessary for the authorization, execution and delivery of this agreement and all other documents executed in connection therewith have been taken. The Seller will use its best efforts to promptly obtain the approval of its shareholders of this Agreement. Following such approval, this Agreement shall constitute a legal, valid and binding obligation of Seller.

   3.7 Intellectual Property. Exhibit C attached hereto accurately identifies all of Seller's copyrights, trademarks, service marks, trade dress, trade names, trade designations, technology, processes and technical data (collectively, "Intellectual Property"), if any, currently owned in whole or in part by Seller relating to the Business and all agreements relating to the Intellectual Property that Seller is licensed or authorized to use by other persons relating the Business. Seller owns or is licensed to use the Intellectual Property relating to the Business without infringing on or violating the rights of any other person, and no consent of any other person is required for the ownership or use thereof by Purchaser upon consummation of the transaction contemplated by this Agreement. Except as set forth on Exhibit C, no claim has been asserted by any person or entity to the ownership or the right to use any of the
Intellectual Property or challenging or questioning the validity or effectiveness of any of the Intellectual Property.

   3.8 Taxes. All monies required to be withheld by Seller from employees or collected from customers for income taxes, social security, Medicare and unemployment insurance taxes, sales, excise and use taxes, and all such taxes to be paid by Seller to governmental authorities have been collected or withheld and paid to the respective governmental authorities, or such obligations have been accrued, reserved, or otherwise recorded in Seller's accounting records. All federal, state, county and local income, gross receipts, excise, property, franchise, licenses, sales, use, withholding and other tax and information returns and declarations required to have been filed before the Effective Date by Seller have been duly and timely filed, and each such return correctly reflects the tax liability and all other information required to be reported therein. Seller is not aware of any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed. There are no pending or threatened claims, assessments, proposals to assess deficiencies or audits with respect to any taxes owed or allegedly owed by Seller, nor, to the knowledge of Seller, is there any basis for any such action. The tax returns and reports of Seller have never been audited by the Internal Revenue Service or any other taxing authority.

   3.9 Litigation and Government Claims. There is no suit, claim, action or litigation, or governmental, administrative, arbitral or other similar proceeding, investigation or inquiry, pending or, to the knowledge of Seller, threatened against or affecting Seller or to which the Business or the Assets are subject. None of such pending matters will, severally or in the aggregate, have an adverse effect on the Business, results of operations, Assets, or condition, financial or otherwise, of Seller, the Business or the Assets. To the best of Seller's knowledge, there are no such proceedings threatened or contemplated or any unasserted claims (whether or not the potential claimant may be aware of the claim) of any nature that might be asserted against Seller regarding the Business or the Assets. None of such threatened or contemplated proceedings or unasserted claims would, severally or in the aggregate, have an adverse effect on the business, results of operations, assets or condition, financial or otherwise, of Seller, the Business, or the Assets.

   3.10  Financial Information.

         (a) In contemplation of this transaction, Seller has delivered to Purchaser certain financial information with respect to the Business (the "Financial Statements"), including, but not necessarily limited to the following:

                  (i) Seller's Unaudited Statement of Operations for the Business for the four months ended March 31, 2004.

The Financial Statements have been prepared from the books and records of Seller and Seller's consultant (W&O Enterprises, LLC who helped operate the Business) maintained on a basis consistent with preceding months and throughout the periods involved.

         (b) Seller's financial books and records relating in any way to the Business have been kept accurately in the ordinary course of business. The transactions recorded therein represent bona fide transactions and the revenues, expenses, assets and liabilities of Seller have been properly recorded in such books in all material respects.

   3.11 Insurance Notices. Seller has not received notice from any insurer of the intention (whether or not subject to conditions) of such insurer to discontinue any insurance coverage relating to the Business or any of the Assets because of the operation or condition of any of the Assets or any of the real property leased or subleased by Seller.

   3.12 Compliance with Laws. As conducted by Seller, the Business is in compliance with all applicable laws and regulations. Seller is not a party to or subject to any judgment, order or decree entered in any suit or proceeding brought by any governmental authority or regulatory agency or any other person or entity enjoining or restricting Seller with respect to any business practice, the acquisition of any property, the use of any of the Assets, or the conduct of the Business.

   3.13 Employee Benefit Plans. No condition exists that would justify the attachment of any liens on, or any other recourse to, the Assets or the Business as a result of the funding or administration of any employee benefit plan of Seller.

   3.14  Labor Relations.  With respect to any employees of the Business:

         (a) Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours;

         (b) There is no collective bargaining agreement or other labor union contract applicable to any employee of Seller, and no such agreement or contract has been requested;

         (c) Seller is not aware of any union organization activities or proceedings involving any employees of Seller;

         (d) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or, to the best of the knowledge of Seller, so threatened, and Seller is not engaged in any unfair labor practice and is not aware or any problems with employees that could have an adverse effect on the Business; and

         (e) There is no strike, labor dispute, slowdown, stoppage, or other material interference with or impairment by labor of the Business actually pending, threatened or contemplated.

   3.15 Relationships with Affiliates and Others. No director or officer of Seller, nor any person who is related to such director or officer by blood or marriage, serves as a director, officer, partner or equity owner of any customer, vendor, supplier or service provider of the Business.

   3.16 Agreements & Relationships. Set forth on Exhibit D is an accurate and complete list of the material contracts and agreements related to the Seller's business and Assets sold pursuant to this Agreement. Seller has not received any notice from any such party to such contracts or agreements, or has any other knowledge, that such party (i) has terminated or ceased, or has significantly reduced the volume or amount of, its business with the Seller or has any intent to do any of the foregoing after the Closing, whether because of the Closing or otherwise, or (ii) will refuse to do business with Purchaser after the Closing on substantially the same terms and conditions as it did business with Seller before the Closing.

   3.17 Accuracy of Information Furnished. No representation or warranty by Seller in or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein, in light of the circumstances under which they were made, not false or misleading. To the best of the knowledge of Seller, Seller has disclosed to Purchaser all facts known to it that are material to the Assets and to the operations, financial condition or prospects of the Business.

   3.18 Investment Intent. The shares acquired hereunder will be held by Seller and will be distributed only pursuant an effective registration statement under the Securities Act or to the shareholders of Seller in connection with the liquidation of Seller.

   3.19 Review of ZKID Information. Seller has received and reviewed ZKID's Annual Report on Form 10-KSB for the year ended December 31, 2003, as filed with the Securities and Exchange Commission ("SEC"), its Quarterly Reports on Form 10-QSB for the quarters ended March 31, June 30 and September, 2003, as filed with the SEC, and its Current Reports on Form 8-K, as filed with the SEC (collectively, the "SEC Reports"). Seller acknowledges that it has had an opportunity to ask questions of, and to receive answers from, the officers of ZKID concerning the SEC Reports. Seller will provide copies of the SEC Reports to its shareholders in connection with their approval of this Agreement.

   3.20 Restrictive Legend. Seller consents to the placement of the following legend, or a legend similar thereto, on the certificate or certificates representing the Shares to be issued under this Agreement:

         THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION TO THE EFFECT THAT ANY SUCH PROPOSED TRANSFER IS IN ACCORDANCE WITH ALL APPLICABLE LAWS, RULES AND REGULATIONS.

   Seller understands that Purchaser will cause such legend to be removed promptly upon registration of the Shares under the Securities Act.

                                   Article IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

   Purchaser represents and warrants to Seller, as of the Effective Date, the following:

   4.1 Organization and Qualifications; Subsidiaries. Exhibit E identifies each subsidiary of PURCHASER as of the date hereof and its respective state of incorporation or organization, as the case may be. PURCHASER does not have any interest in any other corporation, partnership, limited liability company, business trust or other business entity. Each of PURCHASER and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted.

   Each of PURCHASER and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on PURCHASER (as defined below). When used in connection with PURCHASER or its subsidiaries, the term "Material Adverse Effect on PURCHASER" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of PURCHASER and its subsidiaries, taken as whole, or (ii) that would impair the ability of PURCHASER to consummate the transactions contemplated this Agreement in accordance with its terms.

   4.2 Capitalization of PURCHASER and its Subsidiaries. The authorized capital stock of PURCHASER consists of 500 million shares of common stock, of which 140 million shares were issued and outstanding as of the date of this Agreement, and 1,000 shares of Series A preferred stock, (representing 30 million votes and convertible into 5 million shares of common). All of the outstanding shares have been validly issued and are fully paid, non-assessable and free of preemptive rights. Except as disclosed in PURCHASER's SEC Reports, as of the date hereof and as of the Closing, there are outstanding (i) no shares of capital stock or other voting securities of PURCHASER, (ii) no securities of PURCHASER or its subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of PURCHASER, (iii) no options or other rights to acquire from PURCHASER or its subsidiaries and no obligations of PURCHASER or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of PURCHASER and (iv) no equity equivalent interests or rights to acquire equity equivalent interests in the ownership or earnings of PURCHASER or its subsidiaries or other similar rights. As of the date hereof, there are no outstanding obligations of PURCHASER or its subsidiaries to repurchase, redeem or otherwise acquire any PURCHASER securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which PURCHASER is a party or by which it is bound relating to the voting or registration of any shares of capital stock of PURCHASER.

   All of the outstanding capital stock of PURCHASER's subsidiaries is owned by PURCHASER, directly or indirectly, free and clear of any Lien (as defined below) or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as disclosed in PURCHASER's SEC Reports, there are (i) no securities of PURCHASER or its subsidiaries convertible or exchangeable for, (ii) no options or other rights to acquire from PURCHASER or its subsidiaries and (iii) no other contract, understanding, arrangement or obligation (whether or not contingent) providing for, the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in or any other securities of any subsidiary of PURCHASER. There are no outstanding contractual obligations of PURCHASER or its subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any subsidiary of PURCHASER. For purposes of this Agreement, "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of a particular asset.

   4.3 Authority Relative to this Agreement. PURCHASER has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) duly and validly authorized by the Board of Directors of PURCHASER. No other corporate proceedings on the part of PURCHASER are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by PURCHASER and constitutes a valid, legal and binding agreement of PURCHASER, enforceable against PURCHASER in accordance with its terms.

   4.4 Financial Statements. The consolidated financial statements of PURCHASER contained in the SEC Reports (collectively, the "PURCHASER Financial Statements") fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of PURCHASER and its subsidiaries as of the dates thereof and their consolidated results of operations for the periods then ended.

   4.5 SEC Reports. PURCHASER acknowledges that Seller may deliver a copy of the SEC Reports to its shareholders in connection with their evaluation and approval of this Agreement and the transactions contemplated hereby. The SEC Reports have been prepared in compliance with the disclosure requirements of Form 10-K, Form 10-Q and Form 8-K, as the case may be, and at their respective time of filing the SEC Reports did not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements made not misleading. PURCHASER has filed all reports required of it under the Securities Exchange Act of 1934 (the "Exchange Act"). PURCHASER is not aware of any event or circumstance that would prevent it from timely filing all future reports required of it under the Exchange Act.

   4.6 Consents and Approvals: No Violations. Except as may be required in connection with the registration of the Shares under the Securities Act and applicable state securities laws, no filing with or notice to and no permit, authorization, consent or approval of any United States or foreign court or tribunal, or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by PURCHASER of this Agreement or the consummation by PURCHASER of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on PURCHASER. Neither the execution, delivery and performance of this Agreement by PURCHASER nor the consummation by PURCHASER of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Articles of Incorporation or bylaws (or similar governing documents) of PURCHASER or any of its subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, leased license, contract, agreement or other instrument or obligation to which PURCHASER or any of its subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or
(iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to PURCHASER or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults which would not have a Material Adverse Effect on PURCHASER.

   4.7 No Default. The SEC Reports identify each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument which is material to PURCHASER and its subsidiaries taken as a whole. Neither PURCHASER nor its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which PURCHASER or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to PURCHASER or any of its subsidiaries or any of their respective properties or assets except, in the case of (ii) or (iii), for violations, breaches or defaults that would not individually or in the aggregate, have a Material Adverse Effect on PURCHASER.

   4.8 No Undisclosed Liabilities, Absence of Changes. Neither PURCHASER nor its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of PURCHASER, other than liabilities incurred in the ordinary course of business since September 30, 2003, none of which, individually or in the aggregate, would have a Material Adverse Effect on PURCHASER. Since December 31, 2003, there have been no events changes or effects with respect to PURCHASER or its subsidiaries having or which reasonably could be expected, individually or in the aggregate, to have a Material Adverse Effect on PURCHASER.

   4.9 Litigation. Except as disclosed in PURCHASER's SEC Reports, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of PURCHASER, threatened against PURCHASER or any of its subsidiaries or any of their respective properties or assets which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on PURCHASER or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Neither PURCHASER nor its subsidiaries is subject to any outstanding order, writ, injunction or decree which could reasonably be expected to have a Material Adverse Effect on PURCHASER or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

   4.10 Compliance with Applicable Law. PURCHASER and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all governmental entities necessary for the lawful conduct of their respective businesses (the "PURCHASER Permits") except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on PURCHASER. PURCHASER and its subsidiaries are in compliance with the terms of PURCHASER Permits except where the failure to so comply would not have a Material Adverse Effect on PURCHASER. PURCHASER and its subsidiaries are conducting their businesses in compliance with and are not in violation of any law, ordinance or regulation of the United States or any foreign country or any political subdivision thereof or of any Governmental Entity. No investigation or review by any Governmental Entity with respect to PURCHASER or its subsidiaries is pending or, to the knowledge of PURCHASER, threatened nor, to the knowledge of PURCHASER, has any Governmental Entity indicated an intention to conduct the same, other than such investigations or reviews as would not, individually or in the aggregate, have a Material Adverse Effect on PURCHASER.

   4.11 Employee Benefit Plans; Labor Matters. With respect to employees of PURCHASER and its subsidiaries:

         (a) PURCHASER and its subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours;

         (b) There is no collective bargaining agreement or other labor union contract applicable to any such employee, and no such agreement or contract has been requested;

         (c) PURCHASER is not aware of any union organization activities or proceedings involving any such employees;

         (d) There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board or, to the best of the knowledge of Seller, so threatened, and Seller is not engaged in any unfair labor practice and is not aware or any problems with employees that could have an adverse effect on the Business; and

         (e) There is no strike, labor dispute, slowdown, stoppage, or other material interference with or impairment by labor actually pending, threatened or contemplated involving such employees.

   4.12 Environmental Laws and Regulations. PURCHASER and its subsidiaries are in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively "Environmental Laws") except for non-compliance that would not have a Material Adverse Effect on PURCHASER, which compliance includes, but is not limited to, the possession by PURCHASER and its subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof; (ii) neither PURCHASER nor its subsidiaries has received written notice of or, to the knowledge of PURCHASER, is the subject of any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on PURCHASER; and (iii) to the knowledge of PURCHASER, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

   There are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on PURCHASER that are pending or, to the knowledge of PURCHASER, threatened against PURCHASER or its subsidiaries or, to the knowledge of PURCHASER, against any person or entity whose liability for any Environmental Claim PURCHASER or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law.

   4.13  Taxes.

         (a)      Definitions. For purposes of this Agreement:

                  (i) the terms "Tax" and "Taxes" mean (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and

                  (ii) the term "Tax Return" means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

   PURCHASER and its subsidiaries have accurately prepared and timely filed all Tax Returns they are required to have filed. Such Tax Returns are accurate and correct in all material respects and do not contain a disclosure statement under
Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law).

   PURCHASER and its subsidiaries have paid or adequately provided for all Taxes (whether or not shown on any Tax Return) they are required to have paid or to pay.

   No audit or material claim for assessment or collection of Taxes is presently being conducted or asserted against PURCHASER or its subsidiaries and neither PURCHASER nor any of its subsidiaries is a party to any pending audit, action, proceeding, or investigation by any governmental taxing authority nor does PURCHASER have knowledge of any such threatened audit, action, proceeding or investigation.

   Neither PURCHASER nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with this Agreement or any change of control of PURCHASER or any of its subsidiaries, in the payment of any "excess parachute payments" within the meaning of the Code.

   4.14 Intellectual Property; Software. Each of PURCHASER and its subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefore which are used or relied upon in their businesses (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Material Adverse Effect on PURCHASER.

   Except for any of the following which would not reasonably be expected to have a Material Adverse Effect on PURCHASER, (i) the validity of PURCHASER Intellectual Property Rights and the title thereto of PURCHASER or of any subsidiary, as the case may be, is not being questioned in any litigation to which PURCHASER or any subsidiary is a party, and (ii) the conduct of the business of PURCHASER and its subsidiaries as now conducted does not, to the knowledge of PURCHASER, infringe any valid patents, trademarks, trade names, service marks, or copyrights of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any Company Intellectual Property Rights.

   4.15 Certain Business Practices. None of PURCHASER, any of its subsidiaries or any directors, officers, agents or employees of PURCHASER or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

   4.16 Vote Required. The shareholders of PURCHASER or its subsidiaries are not required to approve this Agreement or the transactions contemplated hereby.

   4.17 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PURCHASER.

                                    Article V
                                    COVENANTS

   5.1 Conduct of Business Pending Closing. Prior to the Closing, each Party shall use all commercially reasonable efforts to (i) conduct its respective business in the ordinary course consistent with past practice, (ii) preserve intact its relationships with third parties, and (iii) keep available, to the extent reasonably necessary, the services of its current officers and key employees, subject to the terms of this Agreement.

   5.2 Use of Business for Seller's Customers. Following the closing of this Agreement, Purchaser shall allow Seller to distribute the software product to its current voice and data customers (currently estimated to be 500 customers) and to any additional customers of Purchaser obtained through acquisitions closed by July 31, 2004 (estimated to be 12,000 additional customers).

   5.3 Access and Information. From the date this Agreement is fully executed through the Closing, the Parties shall afford each other and their financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives reasonable access, during normal business hours and without material disruption to their business, to all of their books, documents, records, properties, plants and personnel that relate to this transaction and, during such period, shall furnish as promptly as practicable such additional information as a Party reasonably may request in connection with the transaction contemplated by this Agreement. No investigation by a Party pursuant to this paragraph shall affect any representations or warranty made by in this Agreement or the conditions to the obligations of the Parties to consummate the transaction contemplated by this Agreement.

   5.4 Public Announcements. Each Party agrees to not issue any press release or respond to any press inquiry with respect to this Agreement or the transaction contemplated herein without the prior approval of the other Parties (which approval will not be unreasonably withheld), except as may be required by applicable law or any requirement of any stock exchange on which the stock of any Party is listed.

   5.5 Payment of Obligations Not Assumed. All obligations of Seller not specifically assumed by Purchaser in this Agreement, including all liability for income taxes, sales taxes and other obligations accruing prior to the Effective Date, shall be paid by Seller, and Purchaser shall have no responsibility therefor.

                                   Article VI
                      INDEMNIFICATION AND CERTAIN REMEDIES

   6.1 Indemnification by Seller. Seller shall indemnify and hold Purchaser and each of their officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, costs and expenses (including reasonable attorneys fees) asserted against or incurred by Purchaser or any of their officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

         (a) any misrepresentation or breach by Seller of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Seller in connection herewith;

         (b) the failure to comply with any applicable bulk transfer laws relating to the transfer of the Assets;

         (c) income, franchise, sales, use an other taxes, including any penalties and interest with respect thereto, of or relating to the Assets, the Business or any other assets or operations of Seller conducted before the Effective Date;

         (d)      sales,  transfer and other taxes,  including any penalties and
interest  with  respect   thereto,   resulting  from  the  consummation  of  the
transaction contemplated by this Agreement;

         (e)      liabilities   and  obligations  of  the  Business  before  the
Effective Date and other liabilities and obligations of Seller or the Business not specifically assumed by Purchaser in this Agreement;

         (f) any actual or threatened violation of or noncompliance with, or remedial obligation arising under, any applicable federal, state, or local laws, rules or regulations, common law or strict-liability provision, and any judicial or administrative interpretations thereof (including any judicial or administrative orders or judgments), relating to health, safety, industrial hygiene, pollution or environmental matters arising from any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring before the Effective Date relating in any way to the Assets or the Business (including the ownership, operation or use of the Assets and the conduct of the Business before the Effective Date); and

         (g) any losses or costs of defending against any claims which may be made against Purchaser by any person claiming violations of any local, state or federal laws relating to employment, including wages, hours, concerted activity, nondiscrimination, occupational health and safety and the payment and withholding of taxes, where such claims arise out of circumstances occurring before the Effective Date.

Any indemnification obligation imposed upon Seller prior to the Effective Date pursuant to this Article, including any contemplated credit or offset, shall constitute a reduction of the Purchase Price.

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

   6.3 Indemnification by Purchaser. Purchaser shall indemnify and hold Seller and each of its officers, directors, affiliates, employees, agents and shareholders, harmless from and against any and all losses, liabilities, damages, cost and expenses (including reasonable attorneys' fees) asserted against or incurred by Seller, or any of its officers, directors, affiliates, employees, agents and shareholders, resulting from or arising out of or in connection with:

         (a) any misrepresentation or breach by Purchaser of any warranty, agreement or covenant contained in this Agreement or any other document executed, delivered or furnished by Purchaser in connection herewith;

         (b) the operation of the Business by Purchaser on and after the Effective Date, other than liabilities not assumed by Purchaser herein;

         (c) any liabilities or actions taken by the Children's Educational Network, LLC ("CEN") associated with the License and Distribution Agreement dated on or about March 4, 2004 between Seller and CEN - a copy of the License and Distribution Agreement is attached hereto under Exhibit D; or

         (d) any liabilities or obligations of Seller or the Business specifically assumed by Purchaser in this Agreement.

   6.4 Specific Performance. Each Party acknowledges that a refusal without just cause by such Party to comply with the agreements made herein will cause irreparable harm to the other Party or Parties for which there may be no adequate remedy. In such circumstances, a Party or Parties not in default at the time of such refusal shall be entitled, in addition to other remedies set forth in this Agreement, to specific performance of this Agreement by the Party or Parties that so refused to comply with or breached this Agreement.

   6.5 Survival of Representations and Warranties. Each representation or warranty made by any Party in this Agreement shall survive the Closing.

   6.6 Nonexclusive Remedies. Notwithstanding anything to the contrary in this Agreement, the rights and remedies provided in this Article shall not be exclusive of any other rights or remedies afforded to any Party, whether by contract, at law or in equity. The rights and remedies provided in this Agreement are cumulative, and the exercise of any one right or remedy by any Party shall not preclude or constitute a waiver of its right to exercise any or all other rights or remedies to which it is entitled.

                                   Article VII
                                   TERMINATION

   7.1 Termination for Failure to Close. This Agreement will automatically terminate if the Closing does not occur (and the Agreement has not otherwise been terminated pursuant to Sections 8.2, 8.3 or 8.4) on or before May 31, 2004, regardless of the reason.

   7.2 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing by unanimous written agreement of the Parties.

   7.3 Termination by Seller. This Agreement may be terminated by Seller, at any time prior to the Closing, in the event of a material breach by either Purchaser of any representation, warranty, covenant or condition contained in this Agreement provided that such breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Seller to Purchaser.

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

   7.4 Termination by Purchaser. This Agreement may be terminated by either Purchaser at any time prior to the Closing, for the following reasons:

         (a) a material breach by Seller of any representation, warranty, covenant or condition contained in this Agreement; provided that such breach is not curable or, if curable, is not cured within ten (10) business days after written notice of such breach is given by Purchaser to Seller; or

         (b) a determination by, and in the sole discretion of Purchaser that, based upon the due diligence investigation performed by Purchaser, the transaction contemplated by this Agreement should not or cannot be consummated.

   7.5 Effect of Termination. Upon termination of this Agreement pursuant to this Article, the Party choosing to terminate the Agreement shall, as soon as practical, provide written notice of the termination to the other Parties. Such notice shall specify the reason(s) for, and the date of, the termination. On the date of termination, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action required of the Parties. Upon termination, no Party shall bear any further liability or obligation to the other Parties. Additionally, all filings, applications, and other submissions made pursuant to this Agreement or in anticipation of the transaction contemplated herein shall, to the extent practical, be withdrawn or cancelled.

                                  Article VIII
                               DISPUTE RESOLUTION

   8.1 Agreement to Use Procedure. The Parties agree that any dispute between them relating to or arising out of this Agreement (a "Dispute") will be resolved using only the procedures specified in this Article (the "Procedure").

   8.2 Initiation of Procedure. A Party who desires to initiate the Procedure (the "Initiating Party") shall give written notice to the other Parties, describing, in general terms, the nature of the Dispute and the Initiating Party's proposal to resolve the Dispute. The Parties receiving such notice (the "Responding Party," whether one or more) shall have five (5) business days to respond (the "Response") to the Initiating Party's proposal. If, within ten (10) business days of the Response, the Parties have been unable to resolve the dispute, the Parties shall resolve the dispute pursuant to the following provisions.

   8.3   Mediation.  If the Parties are unable to resolve the Dispute within ten
(10) business days of the Response, the Parties shall submit the dispute to non-binding mediation. The Parties shall mutually agree to the selection of a qualified, neutral mediator no later than fifteen (15) business days following the Response. The Parties will use their best efforts to mediate the dispute within sixty (60) days following the Response.

   8.4 Arbitration. If within sixty (60) days after the Response the Parties have been unable to resolve the Dispute through mediation, the Dispute shall be resolved through binding arbitration in accordance with this paragraph. No later than fifteen (15) days following the termination of mediation, the Parties shall submit the Dispute to the Denver, Colorado office of the American Arbitration Association ("AAA") for binding arbitration. Arbitration shall be conducted in accordance with the then-existing rules for commercial arbitration established by the AAA, to the extent that such rules do not conflict with this Agreement. Any decision or award by the arbitrator(s) shall be binding upon the Parties. Judgment upon an award may be entered in any court having jurisdiction. All arbitration fees and expenses shall be shared equally by the disputing Parties, unless the arbitrator determines that circumstances require otherwise.

   8.5 Confidentiality. The entire arbitration process, including any stenographic, video, or audio record, shall be kept confidential. All conduct, statements, promises, offers, views, and opinions, whether oral or written, made

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

during the course of the arbitration by a Disputing Party, its agents, employees, representatives, or other attendees and by the arbitrator shall remain confidential and shall, where appropriate, be deemed privileged. Such conduct, statements, promises, offers, views, and opinions shall not be discoverable or admissible for any purpose, including impeachment, in any litigation or other proceeding involving the parties.

                                   Article IX
                                  MISCELLANEOUS

   9.1 Expenses. Each party shall pay its own expenses incurred in connection with this Agreement and the other documents in connection herewith and the transactions contemplated therein.

   9.2 Reliance. Notwithstanding the "due diligence" investigations conducted, and the opportunities to investigate and verify afforded, by each Party, each Party agrees that the other Party or Parties are entitled to rely upon the representations and warranties made by a Party in this Agreement and the other documents executed, delivered or furnished in connection therewith.

   9.3 Notice. All notices, demands, requests and other communications that may be or are required to be given, made, or sent by any Party to any other Party pursuant to this Agreement shall be in writing and shall be delivered (i) personally, (ii) by courier, (iii) by registered or certified U.S. mail, return receipt requested, postage prepaid, or (iv) by facsimile, to the following addresses:

        to Seller or Affiliates:               to Purchaser:

        USURF Communications, Inc.             ZKID Network, Inc.
        Attention: Doug McKinnon               Attention: Jon Darmstadter
        6005 Delmonico Dr., Suite 140          666 Dundee Road # 705
        Colorado Springs, CO 80919             Northbrook, Il. 60062



   Each Party may designate by notice, pursuant to this paragraph, a new address to which any notice, demand, request or communication may thereafter be given, made or sent. Each notice, demand, request or communication that is given pursuant to this paragraph shall be deemed sufficiently given for all purposes when delivered to or received by the addressee (with the return receipt, delivery receipt, courier affidavit or fax confirmation being deemed conclusive evidence of such delivery or receipt) or at the time delivery or receipt is refused by the addressee.

   9.4 Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefits of the Parties and their respective hers, personal representatives, successors and permitted assigns. No Party may assign its rights or obligations under this Agreement without the prior written consent of the other Parties; any purported assignment without such consent shall be void.

   9.5 Governing Law. The laws of the State of Colorado shall govern this Agreement, its terms and conditions, the interpretation thereof, and the rights and obligations of the Parties thereunder.

   9.6 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Party against which enforcement of the amendment, modification or supplement is sought.

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

   9.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar as possible to such illegal, invalid or unenforceable provision, in a form which shall be legal, valid and enforceable.

   9.8 Confidentiality. At all times after the Effective Date, each of the Parties will hold, and will cause its officers, representatives, attorneys, advisers and affiliates and such affiliates' respective officers, representatives, advisors, and affiliates to hold, in confidence and not disclose to other persons for any reason whatsoever any part of this Agreement or the terms or details of the transaction contemplated by this Agreement (collectively, the "Information"), except to the extent (i) necessary for such Party to consummate and give full effect to the transaction contemplated hereby,
(ii) such Information is otherwise available from third parties without restriction on further disclosure or is required by order of any court or by law or by any regulatory agency to which any Party is subject or in connection with any civil or administrative proceeding (each Party agreeing to give prior notice, to the extent practicable, to the other Party of any required disclosure of the Information), or (iii) such Information is or becomes publicly known other than through actions, direct or indirect, of the other Party, any of such Party's officers, employees, representatives, attorneys, advisers or affiliates, or any of such affiliates' respective employees, officers, representatives, attorneys, advisers or affiliates.

   9.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   9.10 Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

   9.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which shall together constitute one and the same Agreement.



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

     IN WITNESS WHEREOF, the parties have signed this Agreement on the dates indicated below.

Seller:                                   Purchaser:

USURF COMMUNICATIONS, INC.                ZKID NETWORK, INC.


By:   /s/ Doug McKinnon                   By:  /s/ Jon Darmstadter
      ------------------------------           ------------------------------
      Doug McKinnon                            Jon Darmstadter
      CEO

      ------------------------------           ------------------------------
                  Date                                     Date








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